                                                                   EXHIBIT 11.01

                                         YEAR ENDED                      SIX MONTHS ENDED
                          ----------------------------------------- ---------------------------
                            1-JAN-94      31-DEC-94     30-DEC-95     1-JUL-95      29-JUN-96
                          ------------- ------------- ------------- ------------- -------------
                           PRIMARY AND   PRIMARY AND   PRIMARY AND   PRIMARY AND   PRIMARY AND
                          FULLY DILUTED FULLY DILUTED FULLY DILUTED FULLY DILUTED FULLY DILUTED
                          ------------- ------------- ------------- ------------- -------------
INCOME
Net Income..............    9,977,393    12,788,811       522,262       554,552       149,300
Preferred Dividends.....                    (31,241)     (292,383)     (146,191)     (146,188)
                            ---------    ----------     ---------     ---------     ---------
Net Income Available to
 Common Stockholders....    9,977,393    12,757,570       229,879       408,361         3,112
                            =========    ==========     =========     =========     =========
NUMBER OF SHARES
Weighted Average Shares.    2,826,666     2,826,666     2,826,666     2,826,666     2,826,666
Incremental Shares
 Attributed to Exercise
 of Warrants............      193,906       193,906       193,906       193,906       193,906
Incremental Shares
 Attributed to Exercise
 of Stock Options.......                                                              557,414
                            ---------    ----------     ---------     ---------     ---------
                            3,020,572     3,020,572     3,020,572     3,020,572     3,577,986
                            =========    ==========     =========     =========     =========
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(a) For all periods presented, primary earnings per share equals fully diluted earnings per share.